Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in Registration Statements on Form S-3 of PhyMatrix Corp. of our report dated October 20, 1997 on our audits of the supplemental consolidated financial statements of PhyMatrix Corp. as of January 31, 1997 and for the year then ended and the supplemental combined financial statements of PhyMatrix Corp. as of December 31, 1995 and for the years ended December 31, 1995 and December 31, 1994 appearing in the Current Report on Form 8-K filed on October 6, 1997.


Coopers & Lybrand L.L.P.
Boston, Massachusetts
October 29, 1997